Exhibit 10.53

October 28, 2010

Pine Capital Enterprises, Inc. and
Taiyuan Yiwei Magnesium Industry Co., Ltd.

Ladies and Gentlemen,

This letter will serve as a second amendment to the July 13, 2010 Equity Transfer Agreement (the “Agreement”) entered into among CDI China, Inc., (“CDI China”), Pine Capital Enterprises, Inc. (“Pine Capital”) and Taiyuan Yiwei Magnesium Industry Co., Ltd. (“Yiwei Magnesium”) to acquire an 80% interest they own in Taiyuan Ruiming YiWei Magnesium Industry Co., Ltd. (“Ruiming Magnesium”).

In connection with the above referenced agreement, CDI China, Pine Capital and Yiwei Magnesium hereby agree that the date of acquisition shall be deemed to be July 1, 2010 (the “Acquisition Date”).  Pine Capital and Yiwei Magnesium hereby confirm that a change in control shall occur on the Acquisition Date whereas CDI China shall be deemed the owner of all of their rights, title and interest in the 80% controlling interest in Ruiming Magnesium which they own and CDII China shall be entitled to all benefits and obligations of ownership of such ownership interest as of the Acquisition Date.

CDII China hereby agrees that as of the Acquisition Date, it accepts and assumes all related liabilities and economic benefits for the 80% controlling ownership interest in Ruiming Magnesium and shall continue to be fully responsible for any obligations, including the obligations of CDII China under the Agreement.

The defined terms in this letter shall have the same meaning as the defined terms in the Agreement.

If the terms set forth in this letter meet with your approval, please sign a copy and return it to me.

CDI China, Inc.

Signature: /s/ James Wang
Printed Name: James Wang
English Name: James Wang
Title: President

Pine Capital Enterprises Inc.

Signature: /s/Lifei Huang
Printed Name: Lifei Huang
English Name: Lifei Huang
Title: President
Taiyuan Yiwei Magnesium Industry Co. Ltd.

Signature: /s/ Yuwei Huang
Printed Name: Yuwei Huang
English Name: Yuwei Huang
Title: President